Registration No. 333-191839

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post- Effective Amendment No. 1 to Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

REVETT MINING COMPANY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1040	46-4577805
(State or Other Jurisdiction	(Primary Standard Industrial	(IRS Employer Identification
of Incorporation)	Classification Code Number)	Number)

11115 East Montgomery Drive, Suite G
Spokane Valley, Washington 99206
(509) 921-2294
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John G. Shanahan
11115 East Montgomery Drive, Suite G
Spokane Valley, Washington 99206
(509) 921-2294
with a copy to:

Douglas J. Siddoway, Esq.
Randall | Danskin, P.S.
1500 Bank of America Financial Center
601 West Riverside Avenue
Spokane, Washington 99201-0653
(509) 747-2052
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the consummation of the domestication transaction covered hereby.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of each class of	Amount to be	maximum offering	maximum aggregate	Amount of
securities to be registered	registered	price per unit	offering price	registration fee

common stock	34,596,387 (1)	$0.61 (2)	$21,103,796 (2)	$2,879

     (1) Represents shares of common stock of Revett Mining Company, Inc. registered in connection with the domestication of Revett Minerals Inc., a corporation organized under the federal laws of Canada.

     (2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based on the average of the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange Market Division on October 18, 2013.

(ii)

Note: Revett Mining Company, Inc. is filing this Post-Effective Amendment No. 1 to Form S-4 for the following purposes: (a) to provide information concerning the consummation of the domestication through which the company changed its jurisdiction of incorporation from the federal jurisdiction of Canada to Delaware; and (b) pursuant to Rule 414 of the Securities Act of 1933, to adopt this registration statement as its own for all purposes under the Securities Act of 1933 and the Securities Exchange Act of 1934. There are no other changes to this registration statement.

Consummation of the Domestication

     Revett Minerals Inc.’s shareholders approved the change in the company’s jurisdiction of incorporation from the federal jurisdiction of Canada to Delaware (the “domestication”) at the special meeting of shareholders of held on January 24, 2014. The domestication was consummated on February 18, 2014. As a result, Revett Minerals Inc. has become Revett Mining Company, Inc. (hereafter referred to as “Revett Mining Company”), a Delaware corporation, and adopted the certificate of incorporation and bylaws of Revett Mining Company.

     All of the shares of common stock of Revett Mining Company included in this registration statement are now deemed to have been issued to the former holders of common shares of Revett Minerals Inc. Each outstanding common share of what was formerly known as Revett Minerals Inc. is now an outstanding share of common stock of Revett Mining Company. Share certificates representing common shares of Revett Minerals Inc. prior to the domestication will represent the same number of shares in Revett Mining Company.

     In addition, the company is no longer subject to the corporate law provisions of the Canada Business Corporation Act. All matters of corporate law are now determined under the Delaware General Corporation Law. All of the company’s assets, property, rights, liabilities and obligations immediately prior to the domestication continue to be the company’s assets, property, rights, liabilities and obligations, and the company’s business and operations remain the same.

     Those persons who served as the directors and executive officers of Revett Minerals Inc. are now the directors and officers of Revett Mining Company. Revett Mining Company’s board of directors currently consists of five members: John G. Shanahan, John B. McCombe, Albert Appleton, Timothy R. Lindsey and Larry M. Okada. Revett Mining Company’s executive officers are John G. Shanahan (President and Chief Executive Officer), Kenneth S. Eickerman (Treasurer and Chief Financial Officer), Douglas Miller (Vice President of Operations) and Monique Hayes (Secretary).

     The common stock of Revett Mining Company continues to be listed on the New York Stock Exchange Market Division and the Toronto Stock Exchange under the trading symbol “RVM” and on the Frankfurt Stock Exchange under the trading symbol “37RN.”

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Revett Mining Company, Inc. has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane Valley, Washington on February 18, 2014.

REVETT MINING COMPANY, INC.

By:	/s/ John G. Shanahan
John G. Shanahan
President and Chief Executive Officer

By:	/s/ Kenneth Eickerman
Kenneth Eickerman
Treasurer and Chief Financial Officer, and Principal Accounting Officer